Exhibit 99.2

HEADWATERS INCORPORATED

SUPPLEMENTAL REGULATION FD DISCLOSURE STATEMENT

DATED OCTOBER 13, 2009

SUMMARY

You should read the following summary together with the more detailed information and consolidated financial statements and their notes included in Headwaters Incorporated’s Annual Report filed on Form 10-K for the year ended September 30, 2009, referred to as the 2008 Form 10-K, and in Headwaters Incorporated’s Quarterly Report filed on Form 10-Q for the three months ended June 30, 2009, referred to as the June 2009 Form 10-Q. The press release dated October 13, 2009 describing the offering of Headwaters’ senior secured notes (the “Secured Notes”) included in Exhibit 99.1 to Headwaters’ Form 8-K filed with the Securities Exchange Commission on October 13, 2009 is referred to in this disclosure statement as the “Secured Notes Offering Press Release.” In this disclosure statement, unless otherwise indicated or the context otherwise requires, the terms “Headwaters,” “we,” “us,” and “our” refer to Headwaters Incorporated and its subsidiaries. Certain other capitalized terms used in this disclosure statement are defined in the 2008 Form 10-K, the June 2009 Form 10-Q or elsewhere in this disclosure statement.

Non GAAP Financial Data

EBITDA and Adjusted EBITDA presented in this disclosure statement are supplemental measures that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, our method of calculating EBITDA and Adjusted EBITDA may vary from the method used by other companies. We have used the method for calculating EBITDA set forth in our historical debt arrangements and pursuant to the offering of the Secured Notes. Although Adjusted EBITDA contains certain additional adjustments, our management considers Adjusted EBITDA to be a key indicator of financial performance. Adjusted EBITDA contains certain adjustments that do not comply with the SEC’s rules governing the use of non-GAAP financial measures in registration statements or other filings.

In addition to EBITDA being used for purposes of our debt arrangements, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Adjusted EBITDA useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance, and management uses these measurements for one or more of these purposes. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to service our indebtedness or invest in our business.

Our Company

Headwaters is a diversified company providing products, technologies and services to the building products, construction materials and energy industries. We have leadership positions in many of the product categories in which we compete. We generate revenue by selling building products such as manufactured architectural stone, siding accessory products and concrete blocks; managing and marketing coal combustion products (“CCPs”), which are used as a replacement for cement in concrete; and reclaiming waste coal. Headwaters intends to continue expanding its business through growth of existing operations and commercialization of new technologies and products.

We conduct our business primarily through the following three reporting segments: light building products (“Headwaters Building Products,” or “HBP”); heavy construction materials (“Headwaters Resources,” or “HRI”); and energy technology (“Headwaters Energy Services,” or “HES”).

Headwaters Building Products

HBP competes in the light building products industry and is currently our largest reporting segment based on revenue. HBP generated approximately $368.6 million in revenue for the twelve months ended June 30, 2009. HBP has leading positions in several light building products categories and is comprised of the following key businesses: Tapco, Eldorado Stone and Southwest Concrete Products (“SCP”).

Tapco is a leading designer, manufacturer and marketer of siding accessories as well as professional tools used in residential home improvement and construction. Tapco’s siding accessories include decorative window shutters, gable vents, and mounting blocks for exterior fixtures, roof ventilation, window and door trim products. Tapco also markets functional shutters and storm protection systems, specialty siding products, specialty roofing products and window wells. In addition, Tapco recently introduced an innovative cellular foam polyvinyl chloride, or PVC, trim board product. Tapco’s sales are primarily driven by the residential repair and remodeling construction market and, to a lesser extent, by the new residential construction market.

Eldorado Stone is a leading producer of manufactured architectural stone. Our Eldorado Stone product line is designed and manufactured to be one of the most realistic manufactured architectural stone products in the world. We utilize two additional brands to segment the manufactured architectural stone market and sell at lower price points than the Eldorado Stone product line, allowing us to compete across a broad spectrum of customer profiles. Eldorado Stone’s sales are primarily driven by new residential construction demand and, to a lesser extent, by the residential repair and remodeling, as well as commercial construction markets.

SCP is the largest manufacturer of concrete block in the Texas market, which we believe to be one of the largest concrete block markets in the United States. We offer a variety of concrete based masonry unit products and employ a regional branding and distribution strategy. A large portion of SCP’s sales are generated from the institutional construction markets in Texas, including school construction, allowing SCP to benefit from positive demographic trends.

We have a large customer base for our building products, represented by approximately 4,000 non-retail ship-to locations and approximately 4,600 retail ship-to locations across the country. Sales are broadly diversified by serving a large variety of customers in various distribution channels. We believe we attract a large base of customers because we continually upgrade our product offerings through product extensions and new products and brands.

Headwaters Resources

HRI competes in the heavy construction materials industry and generated approximately $272.0 million in revenue for the twelve months ending June 30, 2009. HRI is the national leader in the management and marketing of CCPs, procuring CCPs from coal-fueled electric generating utilities and supplying them to our customers in a variety of concrete infrastructure and building projects. CCPs, such as fly ash and bottom ash, are the non-carbon components of coal that remain after coal is burned. CCPs have traditionally been an environmental and economic burden for power generators but can be a source of value when properly managed.

Fly ash is principally used as a substitute for a portion of the portland cement used in concrete. Concrete made with fly ash has better performance characteristics than concrete made only from portland cement, including improved durability, decreased permeability and enhanced corrosion-resistance. Further, concrete made with CCPs is easier to work with than concrete made only with portland cement, due in part to its better pumping and forming properties. Because fly ash is generally less expensive per ton than portland cement, the manufacturing cost of concrete made with fly ash can be lower than the manufacturing cost of concrete made with portland cement.

In order to ensure a steady and reliable supply of CCPs, we have entered into numerous long-term and exclusive management contracts with coal-fueled electric generating utilities, maintain 22 stand-alone CCP distribution terminals across North America and support approximately 100 plant-site supply facilities. We own or lease approximately 1,500 rail cars and more than 200 trucks, in addition to contracting with other carriers in order to meet transportation needs for the marketing and disposal of CCPs. Our extensive distribution network allows us to transport CCPs across the nation, including into states that represent important construction markets but that have a low production of CCPs.

HRI has grown with the expanded commercial use of CCPs and continues to support market recognition of the performance, economic and environmental benefits of CCPs. According to American Coal Ash Association (“ACAA”) 2008 estimates, fly ash replaced approximately 15.5% of the portland cement used in concrete manufactured in the United States.

Headwaters Energy Services

HES is a leader in coal cleaning and coal upgrading and generated approximately $73.5 million in revenue for the twelve months ended June 30, 2009. HES primarily owns and operates coal cleaning facilities that separate ash from waste coal to provide a refined coal product that is higher in Btu value and lower in impurities than the feedstock coal. The cleaned coal is sold primarily to electric power plants and other industrial users. This clean coal technology allows mining companies to reclaim waste coal sites and return them to a state of beneficial use. By December 2008, we had completed construction and operation of eleven coal cleaning facilities. In response to current market conditions, we are currently operating seven of these facilities. These facilities reduce sulfur oxides, nitrogen oxides and mercury emissions from waste coal, greatly increasing its cleanliness and usability. The cleaned coal product is comparable in energy content and ash to run-of-mine coal products. We anticipate the sale of cleaned coal products will generate refined coal tax credits under Section 45 of the Internal Revenue Code (“Section 45”) when coal is sold into the steam market. In addition to coal cleaning, we are also involved in heavy oil upgrading processes, liquefaction of coal into liquid fuels as well as production of hydrogen peroxide and ethanol.

Our Strengths

Market Leadership Positions in Diversified End Markets.    HBP has leading market positions in multiple categories of both residential and non-residential building products that are used primarily in exterior siding applications. Tapco is the number one national provider of siding accessories, which are principally used for residential repair and remodeling projects and to a lesser extent for new residential construction. Eldorado Stone is a leading national producer of manufactured architectural stone siding, which is used in both residential and commercial construction. SCP is the number one producer of concrete block in the Texas market, which is used for institutional and commercial construction applications. HRI is the number one national supplier of CCPs. HRI’s market share for high value CCPs in concrete products has steadily increased from 38% to over 48% from fiscal 2001 through fiscal 2008. We believe our market leadership positions help us generate profit margins at the top of our light building products and heavy construction materials peer groups. We also believe our diversification within various construction end markets, along with our energy markets, provide more business stability than we would otherwise experience by participating in just one end market.

Strong Brand Recognition.    Headwaters has strong brand recognition in the building products industry. Tapco is widely recognized for its siding accessories that enhance the appearance of homes while delivering durability at a lower cost compared to similar aluminum, wood and plastic products. Tapco leverages a multi-brand strategy to market similar products through various distribution channels. For example, Tapco distributes its Builders Edge brand of shutters through The Home Depot and its Mid-America brand of shutters through the wholesale channel. Tapco is able to capture a larger percentage of the market with this segmentation strategy. We believe Tapco and its various product brands are among the most recognized brands in the siding accessory market and that these brands are recognized for quality, performance and aesthetics. Under our Eldorado Stone, StoneCraft and Dutch Quality Stone brands we market a wide variety of manufactured architectural stone products that offer high aesthetic quality, ease of installation, durability and reasonable cost to meet a variety of design needs. We market our manufactured architectural stone products under these three different brands to avoid any potential channel conflict and to offer different price points within the market. SCP has a strong regional brand in the Texas concrete block market. We believe our strong brand recognition helps us increase demand for our building products and maintain our market leadership positions, and gives us the flexibility to further segment the market by customer type and by distribution channel.

Extensive and Established National Distribution Networks.    We maintain sophisticated distribution systems in both our light building products and heavy construction materials segments. Tapco and Eldorado Stone have extensive distribution networks that provide national marketing and sales opportunities for our diversified portfolio of light building products. Tapco maintains an extensive distribution network that consists of substantially all of the major vinyl siding, roofing and window distributors in the United States. We believe Tapco’s penetration of these channels is due to contractor loyalty to Tapco instilled by the quality and breadth of Tapco’s products and Tapco’s high level of services to distributors, including rapid order fulfillment. Eldorado primarily distributes its manufactured architectural stone products on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other specialty contractor stores.

In addition, we believe we have the most extensive CCP infrastructure in the United States with 22 stand-alone CCP distribution terminals across North America, as well as approximately 100 plant site supply facilities. We believe our extensive distribution network across all our businesses has been a key factor in our growth because it allows us to add other products which we have developed internally or acquired through strategic acquisitions, rapidly increasing sales opportunities.

Long-Term Customer Relationships and Exclusive Supply Contracts.    Headwaters has developed attractive, long-term relationships with numerous important customers. HBP enjoys a large customer base with 4,000 non-retail ship-to-locations and more than 4,600 retail ship-to-locations. The non-retail channel consists of wholesale distributors, with some of these customer relationships in effect for more than 30 years. The wholesale distribution customers are very attractive to HBP due to the relationships they develop and maintain with the contractors who install the building products. Contractors have tended to continue using the products that they have grown accustomed to installing and the manufacturers upon whom they have come to rely for excellent product quality and customer service. Because HBP has consistently delivered high quality products on a timely basis for contractors, the wholesale channel has rewarded HBP with relationships that have grown and strengthened over the years. HBP has also developed relationships within the retail distribution channel. HBP has been supplying products to The Home Depot and Lowe’s for more than 15 years. In particular, Tapco is the national vendor of choice to The Home Depot for shutters, mounting blocks and gable vents and the national vendor of choice to Lowe’s for mounting blocks and gable vents.

Our HRI segment has established long-term relationships and exclusive CCP management contracts with many of the nation’s major coal-fueled electric generating utilities. We contract with these utilities to manage and market CCPs, including high-value CCPs that are used as a replacement for portland cement and can also be used in many products manufactured in our light building products segment. We currently provide CCP management services to more than 100 power plants.

Well Positioned to Benefit from the Rebound in Housing Markets.    As a result of the challenging housing market environment, we have taken significant actions to rightsize our manufacturing capacity and reduce our segment and corporate overhead. Since 2005 peak levels, combined headcount at HBP has been reduced by approximately 50%, and we have reduced our manufacturing footprint for Tapco and Eldorado Stone. Given our market leadership positions and reduced cost structure, we believe that we are well positioned to benefit from a rebound in the housing market. We believe the residential housing market is in the early stages of a broad recovery and that the long-term growth prospects in the industry are strong. According to the U.S. Census Bureau, seasonally-adjusted annualized housing starts in August 2009 are up 25% from their lows experienced earlier this year, but current seasonally-adjusted annualized housing starts are still well below the 50-year average. According to the Harvard Joint Center for Housing Studies, the nation’s housing stock will have to accommodate approximately 12.5 million to 14.8 million additional households due to population growth over the next decade.

Well Positioned to Benefit from Increased Infrastructure Spending.    We believe our construction materials business has been negatively affected by recent weakness in infrastructure spending as federal, state and local funding available for infrastructure projects has declined. The recently passed American Recovery and Reinvestment Act (“ARRA”) sets aside $130.8 billion for infrastructure spending, including $49.3 billion for transportation construction projects. We expect to benefit from the infrastructure spending under the ARRA because HRI sells fly ash for the partial replacement of portland cement in the manufacture of concrete used in many of these construction projects.

Our Strategy

Introduce New Products and Brands to Leverage our Distribution System.    We have a longstanding tradition of developing and commercializing innovative building products and technologies to better serve our customers. For example, Tapco was the first company to introduce injection-molded shutters, vents and mounting blocks. In addition, we enhance existing products and introduce new brands in response to specific customer needs and market demand. HBP has one of the most extensive distribution networks in the building products industry, allowing us to reach most of the major vinyl siding, roofing, window and masonry distributors in the United States. This extensive distribution network provides us with an existing outlet for our newly developed or acquired products to quickly expand sales of such products. For example, during 2009 we introduced the first color cellular PVC trim board product into what we believe is a significant market growth opportunity. Our manufacturing capacity was quickly sold out to a small number of distributors in our network, and in 2010 we will expand our manufacturing capacity and increase the number of distributors commensurate with our expanded capacity. We have expanded our new products and brands organically and through small acquisitions by introducing them into our national distribution system. We estimate that our sales of internally-developed and acquired new products and new brands within our HBP segment grew from approximately $15 million in fiscal 2004 to $92 million in fiscal 2008. Included in this growth are sales from specialty siding, architectural brick, synthetic slate roofing, trim board, and sales of our Dutch Quality and Stonecraft branded manufactured architectural stone.

Grow Headwaters Resources Through Optimizing Our Distribution System, Increasing Supply and Expanding Services.    HRI has the most extensive CCP infrastructure in the U.S., and is the only distributor of fly ash with national reach. This infrastructure allows us to pursue CCP supply contracts throughout the nation and gives us an advantage when competing for supply contracts. We believe our industry-leading distribution network has been a significant factor in our historical growth and positions us well for future growth. We continue to grow our supply of high quality fly ash through extension of our distribution and storage system, blending fly ash to achieve a desired level of quality, and extending our existing exclusive supply agreements. Further, we have undertaken to increase our service work provided to utilities as our service revenue has been stable and provides additional interaction with utilities which could be suppliers of fly ash. As noted below under the heading “Risk Factors”, the EPA has announced an intention to propose new rules potentially regulating the storage and/or usage of fly ash. Depending on the scope and nature of any rules actually adopted, there may be additional opportunities for us to increase the revenue we generate from advising utilities on the management of their CCPs. Service revenue has grown from 18% to 26% of HRI’s revenues from fiscal 2007 to the nine months ended June 30, 2009.

Expand the Use of CCPs.    We undertake a variety of marketing efforts to expand the use of CCPs and emphasize the performance value of CCPs, as well as the attendant benefits such as conserving landfill space and reducing greenhouse gases. These activities include professional outreach, technical publications, relationships with industry organizations, and involvement in legislative initiatives leading to greater use of CCPs. In addition, we have developed several specialty products that increase market penetration of CCPs and name recognition for our products for road bases, structural fills and industrial fillers. We have also developed new products that utilize high volumes of CCPs. For example, through research and development activities, we developed two products to utilize the fly ash generated at fluidized bed combustion (“FBC”) power plants, which is generally unsuitable for use in traditional concrete applications. We have also developed technologies that maintain or improve the quality of CCPs, further expanding and enhancing their marketability. To date, the value of utilizing CCPs in concrete has been recognized by federal and many state agencies. The EPA has historically encouraged CCP utilization in federal and state transportation projects because of improved concrete characteristics, reduced landfill usage and an indirect reduction in carbon dioxide. However, the EPA has announced its intention to propose new rules potentially regulating the storage or use of fly ash. See “Risk Factors—Risks Relating to Our Business—If the EPA adopts regulations designating coal ash as a hazardous solid waste for some or all purposes, this action would likely have an adverse effect on the cost, beneficial use and sales of CCPs.”

Commercialize Sustainable Business Opportunities.    Consistent with our mission to develop valuable products from under-utilized resources, we are continually expanding our business as we identify new opportunities. Recently, we entered into the coal cleaning business, converting waste coal and low-value coal into high-quality coal. This high-quality coal has lower levels of sulfur oxides, nitrogen oxides and mercury emissions than the feedstock coal. We believe that we are also nearing commercialization of our heavy oil upgrading technology, enhancing the value of low-value heavy oil. In both the coal cleaning and the heavy oil upgrading technologies, we upgrade the quality of the material and transform it into a valuable product. We continue to look for future opportunities to further upgrade low-value resources for their reuse.

Continue Focus on Reducing Costs to Position our Business for Macroeconomic Recovery.    We have identified cost reduction opportunities across all of our business segments. When fully implemented, we believe these initiatives will generate approximately $52 million in annualized cost savings. Within our HBP segment, we expect to realize annualized cost savings of approximately $20 million from cost reduction initiatives that have already been implemented, including advertising expense reductions, employee headcount reductions and transportation cost reductions. Within our HRI segment, we expect to realize annualized cost savings of approximately $9 million from cost reduction initiatives that have already been implemented, including process improvements, employee headcount reductions, lower maintenance spending and improved terms on operating leases. Further, we have recently consolidated management of our HRI and clean coal businesses to reduce overhead. Within our HES segment we expect to realize annualized cost savings of approximately $20 million from cost reduction initiatives that have already been implemented, including reduced research and development spending, reduced labor costs, and improved capacity utilization. Other corporate level cost reduction initiatives implemented in fiscal 2009 are expected to result in annual cost savings of approximately $3 million. We believe that reducing our overall cost structure positions us well for market recoveries across all of our businesses.

The Refinancing Transactions

The offering of the Secured Notes described in the Secured Notes Offering Press Release is one of a series of financing transactions undertaken by us since June 30, 2009, in an effort to improve our capital structure and to refinance certain of our indebtedness that has near-term maturities. In this disclosure statement, we refer to the refinancing transactions which have occurred and will occur in connection with the offering of the Secured Notes and as otherwise described below collectively as the “Refinancing.” No assurances can be given that we will be able to close the ABL Revolver or successfully complete the offering of the Secured Notes.

New Senior Secured Asset-Based Revolving Credit Facility.    At or prior to the closing of the offering of the Secured Notes, we expect to enter into an asset-based revolving credit facility (the “ABL Revolver”) to replace the revolving credit facility (the “Existing Revolver”) under our existing senior secured credit facilities, which would otherwise expire on October 30, 2009. We expect the ABL Revolver initially will provide up to $70.0 million of revolving loans, subject to borrowing base limitations, and will have a four year maturity.

Tender Offer for 2-7/8% Convertible Senior Notes due 2016.     On September 24, 2009, we commenced a tender offer to purchase for cash any and all of our outstanding 2-7/8% Convertible Senior Subordinated Notes due 2016 (the “2.875% Convertible Notes”). As of October 9, 2009, approximately $6.3 million of the 2.875% Convertible Notes were tendered pursuant to the tender offer. The tender offer will expire on October 22, 2009, unless extended by us. Any 2.875% Convertible Notes not tendered may be put to us by the holders for repayment in June 2011. We intend to use part of the net proceeds from the offering of the Secured Notes described in the Secured Notes Offering Press Release to pay the purchase price for such tendered notes and to repay in the future any 2.875% Convertible Notes not tendered.

Repayment of Term Loan and Existing Revolver.    Our senior secured credit facilities contain a senior secured first lien term loan (the “Term Loan”). As of the date hereof, there is $163.0 million outstanding under the Term Loan (which reflects a reduction of $34.5 million in principal amount since June 30, 2009 from the proceeds of the Equity Offering described below). The maturity of the Term Loan is April 30, 2011. We intend to use part of the net proceeds from the offering of the Secured Notes described in the Secured Notes Offering Press Release to repay the Term Loan in its entirety. We repaid $5.0 million of our Existing Revolver in September 2009 and made no additional borrowings under the Existing Revolver in the quarter ended September 30, 2009.

Registered Direct Offering of Common Stock.    On September 22, 2009, we completed a registered direct offering of 9.6 million shares of our common stock (the “Equity Offering”) for net proceeds of approximately $34.5 million. We used all of the net proceeds from the Equity Offering to repay $34.5 million of our Term Loan in September 2009.

Convertible Note Exchange.    In July 2009, we exchanged approximately $19.8 million of our 2.875% Convertible Notes for approximately 4.8 million shares of our common stock and approximately $15.0 million of our 16% convertible senior subordinated notes for approximately 3.5 million shares of our common stock.

Corporate Structure

The chart below is a summary of our organizational structure and illustrates the long-term debt that will be outstanding following the Refinancing.

(1)	At or prior to the closing of the offering of the Secured Notes, we will enter into the ABL Revolver. Headwaters will be a guarantor under the ABL Revolver.
(2)	Consists of 16% Convertible Senior Subordinated Notes due 2016, 2.50% Convertible Senior Subordinated Notes due 2014, and 14.75% Convertible Senior Subordinated Notes due 2014, assuming all of the 2.875% Convertible Senior Subordinated Notes are tendered.
(3)	Headwaters Construction Materials, Inc. and Tapco International Corporation and their operating subsidiaries and Headwaters Resources Inc. and its operating subsidiaries will be borrowers under the ABL Revolver.
(4)	At the closing of the offering of the Secured Notes, Headwaters Energy Services and its subsidiaries. After the closing of the offering of the Secured Notes, HES and its subsidiaries may become borrowers under the ABL Revolver.
(5)	Evonik Headwaters Korea Co., Ltd. (foreign, 50% owned), Evonik Headwaters LLP (foreign, 50% owned), HES Ethanol Holdings LLC (owner of 51% interest in ethanol plant), Flexcrete Building Systems, LC (90% owned), Headwaters Clean Carbon Services LLC (51% owned) and American Lignite Energy, LLC (50% owned).

Summary Financial and Operating Data

The following table sets forth a summary of our consolidated financial data. We derived the summary consolidated financial data as of and for the years ended September 30, 2007 and 2008 and for the year ended September 30, 2006 from the audited consolidated financial statements and related notes included in the 2008 Form 10-K. We derived the financial information as of September 30, 2006 from our audited consolidated financial statements that are included in our Annual Report filed on Form 10-K for the year ended September 30, 2006. We derived the summary consolidated financial data as of June 30, 2009 and for the nine month periods ended June 30, 2008 and 2009 from the unaudited condensed financial statements included in the June 2009 Form 10-Q, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, except for the adjustments related to goodwill impairment and the debt exchange transactions, necessary for a fair presentation of our results of operations and financial position for such periods. We derived the financial information as of June 30, 2008 from our unaudited condensed financial statements that are included in our Quarterly Report filed on Form 10-Q for the three months ended June 30, 2008. Results for the nine month periods ended June 30, 2008 and 2009 are not indicative of results that may be expected for the entire fiscal year or any future period. We have derived the summary consolidated financial data for the twelve months ended June 30, 2009 by adding the financial data from our audited consolidated financial statements for the year ended September 30, 2008 to the financial data from our unaudited condensed financial statements for the nine months ended June 30, 2009 and subtracting the financial data from our unaudited condensed financial statements for the nine months ended June 30, 2008. Results for the twelve months ended June 30, 2009 are not indicative of results that may be expected in the future. The summary consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the 2008 Form 10-K and the June 2009 Form 10-Q and the audited consolidated financial statements and unaudited condensed interim financial statements and accompanying notes described above.

	Year ended September 30,			Nine months ended June 30,		Twelve months ended June 30, 2009
	2006	2007	2008	2008	2009
				(unaudited)		(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Light building products	$573,390	$544,087	$457,008	$337,609	$249,205	$368,604
Heavy construction materials	281,213	306,394	313,373	221,048	179,721	272,046
Energy technology	266,784	357,363	116,023	92,675	50,139	73,487

Total revenue	1,121,387	1,207,844	886,404	651,332	479,065	714,137

Cost of revenue:
Light building products	394,141	383,505	337,315	248,639	193,321	281,997
Heavy construction materials	206,372	217,619	226,077	161,676	129,998	194,399
Energy technology	163,352	212,152	90,201	72,334	59,331	77,198

Total cost of revenue	763,865	813,276	653,593	482,649	382,650	553,594

Gross profit	357,522	394,568	232,811	168,683	96,415	160,543

Operating expenses:
Amortization	24,273	22,885	22,396	16,412	17,674	23,658
Research and development	13,478	17,744	14,996	11,448	7,466	11,014
Selling, general and administrative	137,968	155,597	143,300	110,278	87,773	120,795
Goodwill impairment	—	98,000	205,000	—	465,656	670,656

Total operating expenses	175,719	294,226	385,692	138,138	578,569	826,123

Operating income (loss)	181,803	100,342	(152,881)	30,545	(482,154)	(665,580)

	Year ended September 30,			Nine months ended June 30,		Twelve months ended June 30, 2009
	2006	2007	2008	2008	2009
				(unaudited)		(unaudited)
	(dollars in thousands)
Net interest expense	$(34,049)	$(31,061)	$(23,801)	$(17,607)	$(27,224)	$(33,418)
Other income (expense), net	(9,938)	(10,940)	6,499	7,498	29,922	28,923

Income (loss) before income taxes	137,816	58,341	(170,183)	20,436	(479,456)	(670,075)
Income tax benefit (provision)	(35,758)	(38,287)	503	(6,030)	83,600	90,133

Net income (loss)	$102,058	$20,054	$(169,680)	$14,406	$(395,856)	$(579,942)

Other Financial Data:
Operating income (loss) without goodwill impairment	$181,803	$198,342	$52,119	$30,545	$(16,498)	$5,076
EBITDA(1)	269,053	301,155	142,121	99,468	75,639	118,292
Adjusted EDITDA(1)	145,097	129,656	110,065	72,284	48,994	95,618
Adjusted EBITDA margin(2)	16.8%	15.1%	13.4%	12.3%	10.2%	13.5%
Capital expenditures	59,935	54,986	116,201	86,052	55,255	85,404
Cash paid for interest	34,998	31,430	26,113	20,262	22,458	28,309
Total secured debt(3)	415,319	210,000	200,000	245,000	227,500	227,500
Total secured debt / Adjusted EBITDA(4)						2.4	x
Adjusted EBITDA / cash paid for interest						3.4	x

Balance Sheet Data (at period end):
Cash and cash equivalents	$79,151	$55,787	$21,637	$33,536	$14,016
Working capital(5)	145,296	163,394	124,657	139,748	80,056
Total assets	1,661,729	1,655,889	1,401,986	1,636,130	902,572
Total liabilities	860,771	825,639	770,434	821,987	661,235
Total stockholders’ equity	800,958	830,250	631,552	814,143	241,337

(1)	EBITDA is defined as net income (loss) plus net interest expense, income taxes (as defined), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill and other impairments, as these items are defined in our Term Loan and the notes offered hereby. EBITDA is a measure used by management to monitor compliance with debt covenants and to measure operating performance. EBITDA is also used by investors to measure a company’s ability to service its debt and meet its other cash needs. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA is defined to exclude the impact of our former Section 45K business which was not conducted after December 31, 2007, a one-time gain on the sale of our mortars and stuccos business, one-time gains on convertible debt exchanges and severance costs. In addition, Adjusted EBITDA for the twelve months ended June 30, 2009 includes the estimated amount of incremental annualized cost savings relating to operational cost savings which we began to implement in fiscal 2009 as if such measures had been in effect for the entire period. Management believes that these adjustments applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about our discontinued Section 45K business, one-time gains which are unusual items that we do not expect in the future, and in the case of estimated incremental annualized cost savings, the impact of workforce reductions in fiscal 2009 which are expected to be continued in future periods.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentations of EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly-titled measures used by other companies. Our presentations of EBITDA and Adjusted EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act.

EBITDA and Adjusted EBITDA are calculated as follows:

	Year ended September 30,			Nine months ended June 30,		Twelve months ended June 30, 2009
	2006	2007	2008	2008	2009
				(unaudited)		(unaudited)
	(in thousands)
Net income (loss)	$102,058	$20,054	$(169,680)	$14,406	$(395,856)	$(579,942)
Goodwill impairment	—	98,000	205,000	—	465,656	670,656
Income taxes(a)	62,265	69,781	2,196	7,111	(77,390)	(82,305)
Net interest expense	34,049	31,061	23,801	17,607	27,224	33,418
Depreciation and amortization	63,669	72,199	68,884	50,791	51,853	69,946
Stock-based compensation and foreign currency translation gain/ loss	7,012	10,060	11,920	9,553	4,152	6,519

EBITDA	$269,053	$301,155	$142,121	$99,468	$75,639	$118,292
Section 45K(b)	(123,956)	(172,714)	(25,276)	(20,365)	—	(4,911)
Gain on sale of mortars and stuccos business(c)	—	—	(7,612)	(7,612)	—	—
Gain on convertible debt exchanges(d)	—	—	—	—	(29,304)	(29,304)
Severance costs	—	1,215	832	793	2,659	2,698
Additional cost savings(e)	—	—	—	—	—	8,843

Adjusted EBITDA	$145,097	$129,656	$110,065	$72,284	$48,994	$95,618

(a)	Income taxes differ from income tax benefit (provision) primarily due to income tax credits that are already included in Net income (loss).
(b)	Represents our Section 45K business. By law, Section 45K tax credits for synthetic fuel produced from coal expired for synthetic fuel sold after December 31, 2007. With the expiration of Section 45K at the end of calendar 2007, our licensees’ synthetic fuel facilities and the facilities we owned were closed because production of synthetic fuel was not profitable absent the tax credits.
(c)	Represents the gain recognized in fiscal 2008 on the sale of our non-strategic mortar/stucco assets in our light building products segment.
(d)	Represents the gains recognized on the extinguishments of convertible debt in fiscal 2009.
(e)	Represents the estimated amount of incremental annualized cost savings from the elimination of 185 employee positions during fiscal year 2009. This amount reflects the incremental amount of salary, bonuses and benefits costs incurred during this period that would have been eliminated had all of such workforce reductions occurred on July 1, 2008. In future periods, the actual amount of costs savings we may achieve because of these 2009 workforce reductions may be greater or less than the estimates set forth above.

(2)	Adjusted EBITDA margin is calculated by dividing Adjusted revenue by Adjusted EDITDA. Adjusted revenue is calculated by subtracting Section 45K revenue from total revenue.
(3)	Total secured debt is the aggregate principal amount of debt outstanding that is secured by some or all of our assets.
(4)	On a pro forma basis after giving effect to the Refinancing, our ratio of Total secured debt / Adjusted EBITDA on June 30, 2009 would have been 2.9x.
(5)	Working Capital is total current assets less total current liabilities.

RISK FACTORS

Risks relating to our business and our common stock are described in Item 1A of the 2008 Form 10-K. The following information supplements the information contained therein.

Risks Relating to Our Business

The building products industry is experiencing a severe downturn that may continue for an indefinite period into the future. Because the markets for our building products are heavily dependent on the residential construction and remodeling market, our revenues could decrease as a result of events outside our control that impact home construction and home improvement activity, including economic factors specific to the building products industry.

Since 2006, there has been a severe slowing of new housing starts and in home sales generally. Bank foreclosures have put a large number of homes into the market for sale, effectively limiting some of the incentives to build new homes. The homebuilding industry continues to experience a significant and sustained decrease in demand for new homes and an oversupply of new and existing homes available for sale since 2006. While our residential building products business relies upon the home improvement and remodeling markets as well as new construction, we have experienced a slowdown in sales activity beginning in fiscal 2007, and continuing in 2008 and 2009. Interest rate increases, limits on credit availability, further foreclosures, home price depreciation, and an oversupply of homes for sale in the market may adversely affect homeowners’ and/or homebuilders’ ability or desire to engage in construction or remodeling, resulting in a continued or further slowdown in new construction or remodeling and repair activities. The federal government’s program to provide an $8,000 credit for certain new homebuyers, which encouraged home purchases, is scheduled for termination on December 1, 2009. Termination of this program may have an adverse effect on home sales generally and negatively affect our building products business.

We, like many others in the building products industry, experienced a large drop in orders and a reduction in our margins in 2008 and 2009, relative to prior years. For the past three years, we have recorded significant goodwill impairments associated with our building products business. We can provide no assurances that the building products market will improve in the near future. To the extent weakness continues into 2010, it will have an adverse effect on our business and our results of operations.

The construction markets are seasonal. The majority of our building products sales are in the residential construction market, which tends to slow down in the winter months. If there is more severe weather than normal, or other events outside of our control, there may be a negative effect on our revenues if we are not able to increase market share. For the winter months of 2009 and 2010, we expect that our decreased seasonal revenues from HBP and HRI will result in negative cash flow.

The recent financial crisis could negatively affect our business, results of operations, and financial condition. Market conditions in the mortgage lending and mortgage finance industries deteriorated significantly in 2008 and 2009, which adversely affected the availability of credit for home purchasers and remodelers.

The recent financial crisis affecting the banking system and financial markets and the going concern threats to banks and other financial institutions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, including mortgages and home equity loans, and extreme volatility in credit and equity markets. Further tightening of mortgage lending or mortgage financing requirements could adversely affect the availability of credit for purchasers of our products and thereby reduce our sales.

There could be a number of follow-on effects from the credit crisis on our business, including the inability of prospective homebuyers or remodelers to obtain credit to finance the purchase of our building products. These and other similar factors could:

•	cause delay or decisions to not undertake new home construction or improvement projects,

•	cause our customers to delay or decide not to purchase our building products,

•	lead to a decline in customer transactions and our financial performance.

Our building products business has been strengthened by the sales growth of new products. If we are unable to continue to successfully expand our new product sales, our revenue growth may be adversely affected.

Our growth strategy includes the introduction of new building products by our light building products business. Part of our revenues has come from sales in new product categories. New products require capital for development, manufacturing, and acquisition activities. If we are unable to sustain new product sales growth, whether for lack of access to adequate capital or for other reasons, sales will follow the general industry slowdown in new residential construction and remodeling activity, which will negatively affect our revenue and growth.

Demand for our building products may decrease because of changes in customer preferences or because competing products gain price advantages. If demand for our products declines, our revenues will decrease.

Our building products are subject to reductions in customer demand for reasons such as changes in preferred home styles and appearances. Many of our resin-based siding accessory products are complementary to an owner’s choice of vinyl as a siding material. If sales of vinyl siding decrease, sale of our accessories will also decrease. Similarly, sales of our manufactured architectural stone products are dependent on the continuing popularity of stone finishes.

Demand for our building products can also decline if competing products become relatively less expensive. For example, if costs of petroleum-based resins that are used to make vinyl siding and accessories increase faster than the costs of stucco, then stucco products, which we do not sell, will become more attractive from a price standpoint, and our vinyl siding and accessory sales may decrease. If demand for our building products declines because of changes in the popularity or price advantages of our products, our revenues will be adversely affected.

A significant increase in the price of materials used in the production of our building products that cannot be passed on to customers could have a significant adverse effect on our operating income. Furthermore, we depend upon limited sources for certain key production materials, the interruption of which would materially disrupt our ability to manufacture and supply products, resulting in lost revenues and the potential loss of customers.

Our manufactured architectural stone and concrete block manufacturing processes require key production materials including cement, man made and natural aggregates, oxides, packaging materials, and certain types of rubber-based products. The suppliers of these materials may experience capacity or supply constraints in meeting market demand that limit our ability to obtain needed production materials on a timely basis or at expected prices. We have no long-term contracts with such suppliers. We do not currently maintain large inventories of production materials and alternative sources meeting our requirements could be difficult to arrange in the short term. A significant increase in the price of these materials that cannot be passed on to customers could have a significant adverse effect on our cost of sales and operating income. Additionally, our manufacturing and ability to provide products to its customers could be materially disrupted if this supply of materials was interrupted for any reason. Such an interruption and the resulting inability to supply our manufactured architectural stone customers with products could adversely impact our revenues and our relationships with our customers.

Certain of our home siding accessory products are manufactured from polypropylene, which material is sold to us by a single supplier. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated, and significantly increased in 2008. A significant increase in the price of polypropylene that cannot be passed on to customers could have a significant adverse effect on our cost of sales and operating income. We do not have a long-term contract with our polypropylene supplier. We do not maintain large inventories of polypropylene and alternative sources of polypropylene could be difficult to arrange in the short term. Therefore, our manufacturing and ability to provide products to our customers could be materially disrupted if this supply of polypropylene was interrupted for any reason. Such an interruption and the resulting inability to supply our resin-based siding accessory customers with products could adversely impact our revenues and potentially our relationships with our customers.

Interruption of our ability to immediately ship individual or custom product orders could harm our reputation and result in lost revenues if customers turn to other sources for products.

Our building products business is highly dependent upon rapid shipments to contractors and distributors throughout the United States of individual orders, a large portion of which orders are manufactured upon demand to meet customer specifications. If there is significant interruption of business at any of our manufacturing plants or with our computer systems that track customer orders and production, we are at risk of harming its reputation for speed and reliability with important customers and losing short-term and long-term revenues if these customers turn to other sources.

Tapco’s revenues would be materially adversely affected if it lost one or more of its three major customers.

Three customers of our resin-based siding accessory products together accounted for approximately 29% of Tapco’s revenues for such products in the fiscal year ended September 30, 2008, and approximately 6.0% of our total revenues as of such date. There are no long-term contracts in place with these customers. Accordingly, a loss of or significant decrease in demand from these customers would have a material adverse effect on our business.

Our construction materials business has been severely affected by recent downturns in governmental infrastructure spending.

Our fly ash and concrete block products, and to a much lesser extent, our other building products, are used in public infrastructure projects, which include the construction, maintenance, and improvement of highways, bridges, schools, prisons and similar projects. Our business is dependent on the level of federal, state, and local spending on these projects. We cannot be assured of the existence, amount, and timing of appropriations for government spending on these projects.

Federal and state budget limitations may continue to decrease severely the funding available for infrastructure spending. The lack of available credit has limited the ability of states to issue bonds to finance construction projects. In addition, infrastructure spending continues to be adversely affected by the overall weakness in the economy, which leads to lower tax revenues and state government budget deficits. Shortages in state tax revenues can reduce the amounts spent on state infrastructure projects, even below amounts awarded by the legislatures. Delays in state infrastructure spending can hurt our business. Further, rising construction and material prices constrain infrastructure construction budgets.

The American Recovery and Reinvestment Act (“ARRA”) enacted in early 2009 provided billions of dollars in new stimulus funding for transportation infrastructure. However, there has been a time delay in Congressional appropriation of such funds and each state’s actions to take advantage of such funding. In addition, each state must approve various infrastructure projects to be funded through the new federal stimulus plan. So while management believes the ARRA will increase our sales in fiscal 2010, we cannot be assured of the amount of funds to be expended and the timing of expenditures under the stimulus plan.

If HRI’s coal-fueled electric utility industry suppliers fail to provide it with high-value coal combustion products (“CCPs”) due to environmental regulations or otherwise, HRI’s costs could increase and supply could fail to meet production needs, potentially negatively impacting our profitability or hindering growth.

Headwaters Resources relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet customers’ needs. Following the judicial invalidation in 2008 of the EPA’s Clean Air Mercury Rule under the 1990 Clean Air Act Amendments, additional technologies at power plants may be required by future regulation or legislation, in order to achieve reductions in mercury emissions that could negatively affect fly ash quality. For example, future regulations could require activated carbon to be injected into power plant exhaust gases to capture mercury. This process may increase the carbon collected with the fly ash and may make the fly ash undesirable for concrete. Carbon removal processes for fly ash are technically challenging and expensive. The EPA has announced that new regulations to control mercury emissions from power plants may be proposed in 2010. Further, as the price of natural gas has decreased to current prices, coal-fueled electric utilities have in some instances switched from coal to natural gas. A reduction in the use of coal as fuel causes a decline in the production and availability of fly ash. To the extent the price of natural gas continues to decrease, more coal-fueled electric utilities may explore the feasibility of switching from coal to natural gas.

Increasing concerns about greenhouse gases (“GHG”) or other emissions from burning coal at electricity generation plants could lead to federal or state regulations that encourage or require utilities to burn less or eliminate coal in the production of electricity. Congress and the Obama administration are currently engaged in developing federal legislation to reduce GHG emissions which, among other things, could establish a cap and trade system for GHG, including carbon dioxide emitted by coal burning power plants and requirements for electric utilities to increase their use of renewable energy, such as wind and solar power. Also, the EPA has taken several recent actions which signal the start of regulatory efforts to reduce GHG, including its April 2009 proposed finding of “endangerment” to public health and welfare from GHG, its issuance on September 22, 2009 of the Final Mandatory Reporting of Greenhouse Gases Rule which requires large sources, including coal burning power plants, to report GHG emissions to the EPA annually starting in 2011, and its publication on September 30, 2009, of its proposed Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule, which would require large industrial facilities, including coal burning power plants, to obtain permits to emit, and to use best available control technology to control GHG. Some states have also adopted or are developing climate change legislation and/or regulations as well. Such legislation and/or regulations could reduce the supply of fly ash and other CCPs. If HRI is unable to obtain CCPs or if it experiences a delay in the delivery of high-value or quality CCPs, HRI will have a reduced supply of CCPs to sell or may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to customers. Moreover, revenues could be adversely affected if CCP sales volumes cannot be maintained or if customers choose to find alternatives to HRI’s products.

If the EPA adopts regulations designating coal ash as a hazardous solid waste for some or all purposes, this action would likely have an adverse effect on the cost, beneficial use and sales of CCPs.

Headwaters’ coal ash business is dependent upon the management, recovery, processing and beneficial use of coal combustion products and coal combustion wastes received from its clients, typically coal-burning power plants. The EPA has announced its intention, by the end of 2009, to propose new regulations governing management and storage of coal ash wastes, and to determine whether to designate coal ash as a non-hazardous solid waste (Subtitle D) or as a hazardous solid waste (Subtitle C) under the Resource Conservation and Recovery Act. Following a major spill of coal ash from a surface impoundment at a coal burning power plant in Tennessee in December 2008, there is mounting pressure on the EPA to regulate coal ash as a hazardous waste. If the EPA does so, coal ash would become subject to a variety of hazardous waste regulations and the cost of handling, transporting, storing and disposing of the material would increase, thus increasing regulatory obligations and costs of coal ash management for the utility industry and for Headwaters. Such regulations could directly or indirectly limit, as well as impose regulatory requirements for, existing or proposed beneficial uses of coal ash, including its use as a substitute for portland cement. They could also cause state and other regulators responsible for approving beneficial uses of coal ash to restrict its use, and potential users of products containing coal ash to seek alternatives in light of its designation as a “hazardous waste.” These potential increased regulatory obligations and costs, limitations on beneficial uses, the stigma associated with products labeled as hazardous and potential increased liabilities could result in reduced use of coal ash in products. For example, it is possible that there may be restrictions on incorporating coal ash in products that are placed in contact with the ground owing to a risk of potential leaching of metals into the environment. It is also possible that the EPA could exempt from regulation certain coal combustion wastes used for beneficial purposes, including certain construction applications such as use in concrete and concrete products, cement, road base and wall board. In light of the current uncertainty concerning the scope and details of any final EPA regulations for coal ash, we are not in a position at this time to assess their impact, but there can be no guarantee that such regulation would not have a material adverse impact on our operations and financial condition.

In addition, environmental groups have filed a notice of intent to sue the EPA for failing to update effluent limitation guidelines under the Clean Water Act for coal-fired power plants, to limit discharges of toxic metals in waste water from handling of coal combustion waste. The EPA subsequently announced its intention to revise its existing effluent limitation guidelines before 2012 to address toxic pollutants discharged from power plants, including discharges from coal ash ponds. If the EPA adopts new Clean Water Act requirements, the regulatory obligations and cost of managing coal combustion waste would likely increase, which could make coal burning more expensive or less attractive to HRI’s utility clients.

HRI primarily sells fly ash for use in concrete; if use of fly ash does not increase, HRI may not grow.

HRI’s growth has been and continues to be dependent upon the increased use of fly ash in the production of concrete. HRI’s marketing initiatives emphasize the environmental, cost and performance advantages of replacing portland cement with fly ash in the production of concrete. If HRI’s marketing initiatives are not successful, HRI may not be able to sustain its growth.

Further, utilities are switching fuel sources, changing boiler operations and introducing activated carbon and ammonia into the exhaust gas stream in an effort to decrease costs and/or to meet increasingly stringent emissions control regulations. All of these factors can have a negative effect on fly ash quality, including an increase in the amount of unburned carbon in fly ash and the presence of ammonia slip. We are attempting to address these challenges with the development and/or commercialization of two technologies: carbon fixation, which pre-treats unburned carbon particles in fly ash in order to minimize the particles’ adverse effects, and ammonia slip mitigation, which counteracts the impact of ammonia contaminants in fly ash. Decreased quality of fly ash may impede the use of fly ash in the production of concrete, which would adversely affect HRI’s revenue.

If portland cement or competing replacement products are available at lower prices than fly ash, our sales of fly ash as a replacement for portland cement in concrete products could suffer, causing a decline in HRI’s revenues and net income.

An estimated 80% of HRI’s revenues for the fiscal year ended September 30, 2008 were derived from the sale of fly ash as a replacement for portland cement in concrete products. At times, there may be an overcapacity of cement in regional markets, causing potential price decreases. The markets for HRI’s products are regional, in part because of the costs of transporting CCPs, and HRI’s business is affected by the availability and cost of competing products in the specific regions where it conducts business. If competing products become available at prices equal to or less than fly ash, HRI’s revenues and net income could decrease.

Because demand for CCPs sold by HRI is affected by fluctuations in weather and construction cycles, HRI’s revenues and net income could decrease significantly as a result of unexpected or severe weather.

HRI manages and markets CCPs and uses CCPs to produce building products. Utilities produce CCPs year-round. In comparison, sales of CCPs are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons and decreases during periods of severe weather. HRI’s CCP sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarters ended December 31 and March 31. We expect the seasonal impact on HRI’s revenue, together with the seasonal impact on Tapco and HBP revenues to result in negative cash flows for the winter months of 2009 and 2010.

The profitability of HES depends upon the operational success of our new coal cleaning business, which has been adversely affected by decreased demand for coal.

Because of the end of HES legacy alternative fuel licensing and chemical reagent sales business as of December 31, 2007, HES began development of its new coal cleaning business. By December 2008, HES had acquired or completed construction on eleven coal cleaning facilities. To successfully operate its facilities, HES must produce and market a quality fuel, addressing operational issues including feedstock availability and cost, construction and operability of equipment, successful separation of minerals including ash, sulfur, and mercury, product moisture and Btu content, overall costs of operations, as well as marketing and sales of the finished product, which is generally of smaller particle size (called fines) and which may be more difficult to sell than run-of-mine coal. This is a new business for HES, and we have experienced difficulty in receiving or extracting our full requirements of feedstock at some facilities and softness in the price of our products. Because of decreased demand for coal, we have curtailed operations at four facilities, leaving seven in operation at this time. The profitability of HES depends on the ability of HES to increase production and sales of cleaned coal. If these facilities operate at low production levels or cannot produce fuel satisfactory to customers, revenues will be materially adversely affected.

Regulatory changes could reduce the demand for coal which may decrease the price for which HES can sell its clean coal product. In addition, a slowing economy may reduce demand for coal, adversely affecting our revenues.

Our clean coal revenues are dependent upon the demand for coal, particularly as a fuel for the production of electricity. Increasing concerns about greenhouse gas or other air emissions, toxic materials in wastewater discharges and the hazardousness of coal combustion waste from burning coal at power generation plants could lead to federal or state regulations that encourage or require utilities to burn less or eliminate coal in the production of electricity. Such regulations could reduce the demand for coal, which would adversely affect the prices at which HES could sell its clean coal product and decrease our revenues.

Coal is a commodity that can be produced and shipped worldwide. As the U.S. and worldwide economies slow, demand for coal as an energy source may decrease. In addition, some of our clean coal revenues come from the sale of metallurgical grade coal used in steel making. As economic growth slows, so will the demand for steel. Slower economic growth can therefore reduce the overall demand for coal, including metallurgical grade coal. This could reduce the prices for which we can sell clean coal, adversely affecting our revenues.

HES may not qualify for tax credits under Section 45, which will adversely affect our profitability.

Section 45 provides a tax credit for the production and sale of refined coal. Based on the language of Section 45, HES believes that the coal cleaning facilities are eligible for Section 45 refined coal tax credits. However, the ability to claim tax credits is dependent upon a number of conditions, including, but not limited to:

•	Placing facilities in service on or before December 31, 2008;

•	Producing a fuel from coal that is lower in NOx and either SO2 or mercury emissions by the specified amount as compared to the emissions of the feedstock;

•	Producing a fuel at least 50% more valuable than the feedstock; and

•	Sale of the fuel to a third-party for the purpose of producing steam.

To date, the Internal Revenue Service (“IRS”) has issued very little public guidance about how this tax credit program will be administered and the restrictions on the availability of such credits. We understand that the IRS may be providing guidance in the near future, but we do not know how any such guidance will affect our ability to take tax credits.

The IRS may challenge Section 45 tax credits claimed by HES, under which we have recognized a total benefit of approximately $8.2 million through June 30, 2009, based on any one of the above or other conditions. In addition, Congress may modify or repeal Section 45 so that these tax credits may not be available in the future. If HES is not successful in claiming Section 45 credits from our coal cleaning facilities, our profitability will be materially adversely affected.

If the IRS is successful in its challenges of Section 45K tax credits claimed by us, we may be subject to increased tax liabilities which will materially adversely affect our income and accounting reserves.

Section 45K (formerly Section 29) of the Internal Revenue Code (“Section 45K”) provides a tax credit for the production and sale of alternative fuels from coal. The IRS is challenging by audit whether HES satisfied the requirements of Section 45K, including placed-in-service requirements, and is seeking to disallow Section 45K tax credits claimed by us. The outcome of such audits, appeals, and any tax litigation is uncertain. In the event that the IRS is ultimately successful in sustaining its challenge to tax credits claimed by us, we will have an increased tax liability which will materially adversely affect our income and accounting reserves. The IRS has recently concluded its field review of our 2005-2006 tax years and issued a Revenue Agent’s report, or RAR, on September 9, 2009, disallowing approximately $21.5 million in tax credits relating to synthetic coal facilities owned by us, which, if sustained in full, could result in payment of up to $15.1 million of additional taxes, plus any penalties and interest. We have filed a protest letter challenging the proposed adjustments contained in the RAR. However, we may not be successful in our challenge, which, as noted above, could result in a material tax liability and could adversely affect our results of operation and financial condition. In addition, should the IRS prevail with respect to its assertions relating to the 2005-2006 tax years, it is also possible that Section 45K tax credits that we have claimed for our 2007-2008 tax years will also be disallowed, which could result in a payment of $4.2 million of additional taxes for the 2007-2008 tax years, plus any penalties and interest.

The availability and price of corn purchased by Blue Flint Ethanol, LLC (“BFE”) can be affected by weather, disease, demand from other users of corn, government programs and other factors beyond BFE’s control. In addition, fluctuations in ethanol prices could adversely affect BFE’s ethanol revenues.

The availability and price of corn, the primary feedstock for BFE’s ethanol production, is subject to wide fluctuations due to unpredictable factors such as weather, plantings, crop disease, demand for corn from other users, government farm programs and policies, changes in demand resulting from population growth, and production of similar and competitive crops. There were wide fluctuations in the pricing of ethanol and corn in 2008. Ethanol pricing currently tracks corn pricing which tends to limit the upside price potential of ethanol. Increased demand and/or reduced supply of corn adversely affects our profitability by increasing the cost of raw materials used in BFE’s operations.

The ethanol and biodiesel industry in the U.S. has grown rapidly and our success will depend on whether demand for ethanol increases proportionately or if the increased production results in excess capacity. As of the end of 2008, it appears that the ethanol industry is producing product in excess of the market’s ability to blend, store, transport, sell and deliver ethanol-based fuels. This excess supply is putting downward pressure on the sales prices for ethanol to producers, and could adversely affect BFE’s revenues and operating results.

Environmental regulations aimed at reducing greenhouse gas emissions may also affect the market for ethanol-based fuel derived from corn. The EPA’s low carbon fuel standard proposal contains a new biofuel lifecycle emissions analysis that, if the proposal is finalized, could adversely impact the production of ethanol-based fuel derived from corn. In addition, California has adopted a new low carbon fuel standard with a lifecycle fuel analysis that could adversely impact the sources of ethanol in fuel distributed in California.

Our new businesses, processes and technologies may not be successfully developed, operated and marketed, which could affect our future profitability.

Although we have developed or acquired many new businesses, processes and technologies (e.g., ethanol, heavy oil upgrading and coal cleaning), commercialization of these businesses and technologies is in early stages. Commercial success of these new businesses and technologies will depend on our ability to enter into agreements with customers, licensees and/or joint ventures to further develop and provide adequate funding to commercialize the new businesses and technologies, as well as to develop markets for the products and technologies. We may not be able to enter into these agreements and adequate funding may not be available to fully develop and successfully commercialize our new businesses and technologies. Further, we may not be able to profitably operate our new businesses or market our technologies or products produced from them. These processes (e.g., heavy oil upgrading) and technologies also may become less competitive and more costly as a result of increasing efforts to reduce use of fossil fuels and more stringent environmental regulation, including efforts to control greenhouse gas emissions.

Our growth requires continued investment of capital. If we cannot invest additional capital into new and existing businesses, we may not be able to sustain or increase our growth.

Our operations require both maintenance and growth capital. A key part of our business strategy has been to expand through complementary acquisitions, which has required significant capital. In addition, commercialization of our energy technologies, such as coal cleaning and heavy oil upgrading, has required and will require significant debt and equity commitments. In 2008 and 2009, we made significant investments in coal cleaning facilities and to secure coal feedstocks, financed with equity, debt, and other arrangements, and we expect to make additional such investments in future years, although not to the extent of prior years. We estimate that our capital expenditure needs for fiscal 2010 will be $25 million to $30 million. Our building products and CCP businesses also require significant capital expenditures. If we do not have sufficient capital to make equity investments in new projects and/or are limited by financial covenants from doing so, our growth may suffer.

We are conducting business in China and other foreign countries where intellectual property and other laws, as well as business conditions, may leave our intellectual property, products and technologies vulnerable to duplication by competitors and create uncertainties as to our legal rights against such competitors’ actions.

We have and expect to continue to license or otherwise make our technology, including our nanotechnology, heavy oil upgrading and coal liquefaction technology, available to entities in China and other foreign countries. There is a risk that foreign intellectual property laws will not protect our intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

We could face potential product liability claims relating to products we manufacture.

Our historical product liability claims have not been material and while management is not aware of any material product liability issues, we do face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. For example, if the EPA decides to designate coal ash as a hazardous waste, we may face an increase in claims related to products which incorporate this material. In the event that any of our products proves to be defective, among other things, we may be responsible for damages related to any defective products and we may be required to recall or redesign such products. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. Any insurance we maintain may not continue to be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could cause our sales to decline or increase our costs. Insurance for such product liability claims could become much more expensive or more difficult to obtain.

Inappropriate use of CCPs can result in faulty end products. In some cases, the products marketed by HRI consist of a mixture of client-supplied materials, including CCPs. HRI does not in all cases control the quality of the final end product, but may share such control with the manufacturer of the ingredient materials. Therefore, there is a risk of liability regarding the quality of the materials and end products marketed by HRI. In cases where HRI is responsible for end-product quality, such as a structural fill (where material is used to fill a cavity or designated area), HRI depends solely on its own quality assurance program.

Significant increases in energy and transportation costs that cannot be passed on to customers could have a significant adverse effect on operating income.

We purchase a significant amount of energy from various sources to conduct our operations, including fossil fuels and electricity for production of building products and diesel fuel for distribution of our products and for production-related vehicles. In addition, fuel cost increases have increased truck and rail carrier transportation costs for our products. Fuel cost increases have in the past and may in the future adversely affect the results of our operations and our financial condition. Prices and availability of all petroleum products are subject to political, economic and market factors that are generally outside of our control.

We may not realize the anticipated cost savings related to the cost reduction initiatives we have implemented.

We have specific initiatives under way to reduce our cost structure across all of our business segments. Our ability to successfully realize cost savings and the timing of any realization may be affected by a variety of factors including, without limitation, our ability to reduce headcount, reduce expenditures, improve our manufacturing capacity and processes and otherwise execute our plan and retain personnel necessary to execute our plan. We may not achieve the currently anticipated cost savings, and we may not achieve the cost savings within the timeframe we currently expect.

We operate in industries subject to significant environmental regulation, and compliance with and changes in regulation could add significantly to the costs of conducting business.

The coal-based operations of HES and the CCP operations of HRI and their respective customers and licensees, together with projects such as the ethanol plant and the operations of a hydrogen peroxide plant in Korea, are subject to federal, state, local and international environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products, and impose liability for the costs of remediating contaminated sites, which add to the costs of doing business and expose us to potential fines for non-compliance. If the costs of environmental compliance increase for any reason, we may not be able to pass on these costs to customers. In order to establish and operate the alternative fuel plants, coal cleaning plants, power plants and operations to collect and transport CCPs, we and our customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. These environmental requirements and any failure to comply could give rise to environmental liabilities and to substantial fines and penalties.

Certain HBP manufacturing operations are also subject to environmental regulations and permit requirements. If HBP and its subsidiaries and affiliates cannot obtain or maintain required environmental permits for their existing and planned manufacturing facilities in a timely manner or at all, they may be subject to additional costs and/or fines.

The ethanol industry sector manufactures ethanol, principally from industrial corn. Ethanol production facilities can emit volatile organic compounds and carbon monoxide into the air. Our ethanol production facility located at the GRE Coal Creek pulverized coal electric power station near Underwood, North Dakota, is subject to air pollution permitting and emission control regulatory requirements, and has obtained all required permits. However, if this facility cannot maintain compliance with environmental regulations, it may be subject to additional costs and/or fines.

HTI’s ordinary course of business requires using its facilities to perform research and development activities involving coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other regulated materials have been and are present in and on HTI’s properties. Regulatory noncompliance or accidental discharges, fires, or explosions, in spite of safeguards, could create environmental or safety liabilities. Therefore, our operations entail risk of environmental damage and injury to people, and we could incur liabilities in the future arising from the discharge of pollutants into the environment, waste disposal practices, or accidents, as well as changes in enforcement policies or newly discovered conditions.

We are involved in litigation and claims for which we incur significant costs and are exposed to significant liability.

We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. These proceedings will require that we incur substantial costs, including attorneys’ fees, managerial time and other personnel resources and costs in pursuing resolution, and adverse resolution of these proceedings could result in our payment of damages, materially adversely affect our income and reserves and damage our reputation. With respect to the cases referred to in Note 14 to the 2008 consolidated financial statements, the amount of damages described below is being sought by the counter parties. To date, we have reserved $1.0 million in the aggregate for potential damages in these matters.

Boynton.    Boynton has been an ongoing litigation since 2000 with both trial court and appellate court proceedings. Boynton originally sought declaratory relief as well as compensatory damages in the approximate amount of $43.0 million plus prejudgment interest and punitive damages. On June 22, 2009, a jury reached a verdict against us in a trial in the amount of $8.7 million for eight named plaintiffs representing a portion of the class members. The jury also reached a verdict on certain liability issues and an advisory verdict against us on damages of $12.7 million on behalf of the balance of the class members. Fact discovery has begun with respect to unnamed class members. We expect that there will be further trial court proceedings to resolve an equitable claim as to all members of the class and the remaining legal issues as to the unnamed class members. It is not expected that a final judgment will be entered by the trial court until all issues are concluded following such further trial court proceedings which have not yet been scheduled. Once final judgment is entered, the parties may seek relief from judgment by motion to the trial court and by appeal from the final judgment.

Ecologica Carmelo.    In a counterclaim filed in response to an arbitration action commenced by HRI, Carmelo seeks compensatory damages in the approximate amount of $12.3 million.

Mainland Laboratory.    Mainland seeks compensatory damages in the approximate amount of $23.0 million, as well as an enhancement of any damages award based on the alleged willful infringement by HRI of its patent. Although the court has invalidated the patent underlying the claim by Mainland, this case has now been remanded to arbitration for further proceedings.

Coalco Corporation.    In January 2009, Coalco filed a complaint alleging that we breached an agreement to pay certain fees to Coalco in connection with Coalco assisting us in identifying financing sources for synthetic fuel manufacturing projects. Coalco seeks damages in the amount of approximately $27.4 million, plus attorneys’ fees, and other costs. We filed a counterclaim against the plaintiffs and their principals claiming breach of contract and related claims for failure to pay trade receivables in the amount of $3.8 million due to us by an affiliate of Coalco.

J. Hall Inc.    In June 2009, J. Hall, Inc. and RC Trucking, Inc. filed a complaint against several parties, including Covol Fuels No. 3, LLC, one of our subsidiaries. Hall and RC are seeking damages of $0.7 million for a breach of contract claim. Covol subsequently filed a counterclaim against Hall in the amount of $0.6 million and also seeks monetary damages against RC for amounts less than $0.1 million.

Fentress Families Trust.    VFL Technology Corporation (“VFL”), acquired by HRI in 2004, provided services related to fly ash disposal to Virginia Electric and Power Company. Approximately 395 plaintiffs, most of whom are homeowners living in the City of Chesapeake, Virginia, filed a complaint in the State of Virginia Circuit Court against 16 named defendants, including Virginia Electric and Power Company, certain persons associated with the Battlefield Golf Course, including the owner, developer, and contractors, and others, including VFL and Headwaters. The complaint alleges that fly ash used to construct the golf course has contaminated area ground water exposing plaintiffs to toxic chemicals and causing property damage. The complaint alleges multiple causes of action and seeks a new water system, monitoring costs, site clean-up, and other damages totaling approximately $1.8 billion, including certain injunctive relief. A second lawsuit has been filed where approximately 62 plaintiffs have sued essentially the same defendants, alleging similar claims and requests for damages, in excess of $1.5 billion. These matters are at an early stage of investigation and pleading by the parties.

Redbird Mountain Coal Company.    In December 2008, Covol Fuels No. 3, LLC, one of our subsidiaries, and Yukon Coal Company, LLC, an affiliate of Redbird Mountain Coal Company, LLC, entered into an Amended and Restated Coal Purchase and Refuse Recovery Agreement (“Amended Purchase Agreement”), pursuant to which Covol spent in excess of $25 million to construct an on-site coal processing facility on land leased to Redbird by Asher Land and Mineral, LLP. Following a bankruptcy filing by Redbird in June 2009, Redbird marketed the sale of its lease to the land that includes the on-site coal processing facility, claiming the leasehold interest included the coal processing facility. In July 2009, Covol filed an adversary proceeding before the bankruptcy court seeking declaratory judgment that it has exclusive ownership of the on-site coal processing facility, and in the alternative a claim for unjust enrichment against Redbird. Asher subsequently filed a counterclaim seeking a declaration that Covol has no right or interest in the coal processing facility or that Asher has a perfected security interest. Redbird filed a motion with the bankruptcy court seeking to reject the Amended Purchase Agreement. A trial regarding this matter is expected to begin in January 2010.

Headwaters Building Products Matters.    There are litigation and pending and threatened claims made against certain subsidiaries of HBP with respect to exterior building products, such as stucco and architectural stone veneer, manufactured and sold for application by contractors on residential and commercial buildings. The plaintiffs or claimants in these matters typically have alleged that structures have suffered damage from water penetration due to some alleged failure of the building product. These claims are defended by HBP insurance carriers, and to date, none of these proceedings have required that HBP incur substantial costs. However, there is no guarantee of insurance coverage or continuing coverage. In the absence of insurance, these matters would result in substantial costs to HBP, including attorneys’ fees, and adverse resolution of these proceedings could have a materially negative effect on HBP’s financial condition and its ability to meet its financial obligations. We cannot assure that HPB’s insurance coverage will remain available, that HBP’s insurance carrier will remain viable, or that the insured amounts will cover all future claims.

We have ongoing litigation and claims incurred during the normal course of business, including the items referred to above. We intend to vigorously defend and/or pursue our rights in these actions. We do not currently believe that the outcome of these actions will have a material adverse effect on our operations, cash flows or financial position; however, it is possible that a change in the estimates of probable liability could occur, and the change could be significant.

We have significant competition in our industries which may cause demand for our products and services to decrease.

We experience significant competition in all of our segments and geographic regions. A failure to compete effectively or increased competition could lead to price cuts, reduced gross margins and loss of market share, which could decrease our profitability. Many of our competitors have greater financial, management and other resources than we have and may be able to take advantage of acquisitions and other opportunities more readily. In certain instances we must compete on the basis of superior products and services rather than price, thereby increasing the costs of marketing our services to remain competitive.

Our business strategy to diversify and grow through acquisitions may result in integration costs and poor performance.

An important aspect of our business strategy in the past has been diversification and growth through acquisitions of products or complementary businesses. While our ABL Revolver and notes will limit our ability to engage in acquisitions, to the extent we engage in acquisitions, our ability to successfully implement the transactions is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our markets.

If we do not successfully integrate newly acquired businesses with our existing businesses, we may not realize the expected benefits of the acquisitions, and the resources and attention required for successful integration may interrupt the business activities of acquired businesses and our existing businesses. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, loss of key employees, diversion of management’s attention from core business operations, assumption of contingent liabilities, incurrence of potentially significant write-offs, and various employee issues, such as issues related to human resource benefit plans, and an increase in employment and discrimination claims and claims for workers’ compensation. Each business acquisition also requires us to expand our operational and financial systems, which increases the complexity of our information technology systems. Implementation of controls, systems and procedures may be costly and time-consuming and may not be effective.

If our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act are not adequate, our reputation could be harmed and we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation.

Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that we evaluate and report on our system of internal controls. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent auditors report on our system of internal controls. We have documented and tested our system of internal controls to provide the basis for our reports in our relevant filings with the SEC. The growth and diversification of our business through acquisitions complicates the process of developing, documenting, maintaining and testing internal controls. No assurance can be given that in the future there may not be significant deficiencies or material weaknesses that would be required to be reported.

Unauthorized use of or infringement claims regarding our proprietary intellectual property could adversely affect our ability to conduct our business.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology or products. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. To date, while no single patent or trademark is material to our business and the issues described in this paragraph have not resulted in significant cost or had an adverse impact on our business, future actions could be costly and would divert the efforts and attention of our management and technical personnel.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. Each member of our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. We do face the risk, however, that members of our senior management may not continue in their current positions and the loss of the services of any of these individuals could cause us to lose customers and reduce our net sales, lead to employee morale problems and/or the loss of key employees, or cause disruptions to our production. Also, we may be unable to find qualified individuals to replace any of the senior executive officers who leave our company.

Fluctuations in the value of currency may negatively affect our revenue and earnings.

Doing business internationally exposes us to risks related to the value of one currency compared to another. For example, some of our revenues are generated by sales of goods produced in the U.S. to buyers in foreign countries, and we have a joint venture with a plant located in South Korea. If the U.S. dollar strengthens relative to the currency of foreign purchasers, the relative cost of our goods to such purchasers may go up, and the demand for our products may decrease, reducing our revenues. Also, in cases where our debt or other obligations are in currencies different than the currency in which we earn revenue, we may lose money as a result of fluctuations in the exchange rates, decreasing our earnings.

ABL REVOLVER

At or prior to the closing of the offering of the Secured Notes described in the Secured Notes Offering Press Release, Headwaters Construction Materials, Inc., Tapco, HRI, and certain of their subsidiaries (collectively, the “ABL Borrowers”) will enter into the ABL Revolver, which will replace our Existing Revolver. Bank of America, N.A. (“Bank of America”) will be acting as the sole administrative agent, arranger and collateral agent under the ABL Revolver.

Amount and maturity.    We expect total commitments for our ABL Revolver to be $70 million, including (i) a $35 million sub-line for letters of credit and (ii) a $10.5 million swingline facility.

Availability under the ABL Revolver will be based upon monthly (or, for certain periods of time, weekly, if excess availability under the ABL Revolver is less than $20 million or an event of default occurs) borrowing base valuations of our eligible inventory and accounts receivable and will be reduced by certain reserves and availability blocks in effect from time to time, which reductions may be significant. Loans made under the ABL Revolver mature and the commitments thereunder terminate on the fourth anniversary of the closing date. We expect that Headwaters Energy Services Corporation and certain of its subsidiaries will become ABL Borrowers upon completion of due diligence by the agent and the other lenders.

Interest rates and fees.    Outstanding borrowings under the ABL Revolver will accrue interest at an annual rate of interest equal to (i) a base rate plus the applicable margin, as set forth below, or (ii) a LIBOR rate plus the applicable margin, as set forth below. Swingline loans and letter of credit reimbursement obligations will bear interest at a base rate plus the applicable margin. The base rate will be subject to a floor equal to the greatest of (i) the prime rate, (ii) the federal funds rate plus 0.5% and (iii) the thirty day LIBOR rate plus 1.0%.

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBOR Loans
I	Greater than or equal to 1.50 to 1.00	2.25%	3.75%

II	Less than 1.50 to 1.00 but greater than or equal to 1.30 to 1.00	2.50%	4.00%

III	Less than 1.30 to 1.00	2.75%	4.25%

We will pay certain fees with respect to the ABL Revolver, including (i) an unused line fee of 0.50% per annum in the event that less than or equal to 25% of the commitments (excluding swingline loans) under the credit facility are utilized (subject to a stepdown to (a) 0.375% per annum in the event that more than 25% but less than 50% of the commitments (excluding swingline loans) under the credit facility are utilized and (b) 0.25% per annum in the event that more than 50% of the commitments (excluding swingline loans) under the credit facility are utilized), (ii) customary annual administration fees and (iii) customary fronting and facility fees in respect of letters of credit.

Mandatory prepayments.    If, at any time, our outstanding borrowings under the ABL Revolver (including outstanding letters of credit and swingline loans) exceed the borrowing base as in effect at such time as in effect at such time, we will be required to prepay an amount equal to such excess on the sooner of demand by the agent or the first business day after the ABL Borrowers have knowledge thereof.

Covenants.    Our ABL Revolver will contain affirmative and negative covenants that, among other things, and in each case, subject to certain qualifications and exceptions, limit or restrict the ability of the ABL Borrowers to:

•	incur debt;

•	create liens and encumbrances;

•	make capital expenditures;

•

make distributions to us, other than to pay (i) debt we are permitted to incur under the ABL Revolver, including the notes and (ii) reasonable administrative and operating expenses, including capital expenditures, except, in each case, when a default has occurred under the ABL Revolver;

•	make acquisitions and investments;

•	dispose of or transfer assets;

•	make loans;

•	make certain payments of debt;

•	merge, dissolve, liquidate or consolidate;

•	make any material change in accounting treatment or reporting practices or change their fiscal year;

•	enter into certain restrictive agreements or hedging agreements;

•	change the nature of their business;

•	engage in certain transactions with affiliates; and

•	amend certain material documents.

In addition, if availability under the ABL Revolver is less than a specified percentage not to exceed 50% of the total revolving loan commitments, the ABL Borrowers will be required to maintain a monthly fixed charge coverage ratio of at least (i) 1.0x for the last twelve-month period for each month ending on or prior to December 31, 2010 and (ii) 1.1x for the last twelve-month period for each month ending after December 31, 2010.

Guarantees and collateral.    The indebtedness, obligations and liabilities under the ABL Revolver will be absolutely and unconditionally guaranteed, on a senior secured basis by us, and will be secured by a first-priority lien on the ABL Borrowers’ accounts receivable, inventory, cash, deposit accounts, support obligations, securities accounts and proceeds of the foregoing and certain assets related thereto and a second-priority lien on the Collateral to be pledged as a security interest for the Secured Notes.

Cash dominion.    If excess availability under the ABL Revolver is less than $25 million at any time or if there exists an event of default, amounts in the ABL Borrowers’ deposit accounts (other than certain excluded accounts) will be transferred daily into a blocked account held by the agent and applied to reduce the outstanding amounts under the credit facility. The agent will continue apply the funds in such deposit accounts in the foregoing manner until excess availability under the ABL Revolver is greater than $25 million and no event of default has occurred at all times during a two calendar month period.

Events of default.    The ABL Revolver contains events of default such as nonpayment of obligations under the credit facility, violation of affirmative and negative covenants, material inaccuracy of representations, defaults under other material debt, bankruptcy and insolvency events, certain ERISA events, failure to promptly satisfy judgment in excess of $1.0 million, collateral loss provisions, cessation or material restraint of business, change of control, loss of lien perfection or priority or the occurrence of a material adverse effect (as defined in the ABL Revolver).